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Vectren Corporation
One Vectren Square
Evansville, IN 47708

Investor Contact     Dave Parker, (812) 491-4135, d.parker@vectren.com
Media Contact         Natalie Hedde, (812) 491-5105, nhedde@vectren.com

FOR IMMEDIATE RELEASE

Nov. 29, 2016

Vectren reveals electric generation diversification intentions during public meeting on Integrated Resource Plan; details finalized next year

Evansville, Ind. - During its final integrated resource plan (IRP) stakeholder meeting, Vectren Energy Delivery of Indiana - South (Vectren, NYSE: VVC) proposed a pathway to modify its electric generation portfolio over the next two decades, which if implemented will result in the diversification of the generation fleet in the coming years. The discussion on the utility’s future generation plan took place during Vectren’s third and final public stakeholder meeting, which was conducted as part of the integrated resource planning process that is overseen by the Indiana Utility Regulatory Commission (IURC). Vectren’s IRP, filed every two years (moving to three years) with the IURC, illustrates how the company plans to generate and deliver safe, reliable and reasonably priced electricity to its southwestern Indiana customers through a forecast spanning 20 years. This is the first plan, with input gathered at three public stakeholder meetings throughout 2016, which points to a future that is likely less reliant on coal.

“When looking at the energy mix Vectren will use to meet future electric demand, we considered a broad range of potential conditions and variables throughout this IRP process,” said Carl Chapman, Vectren’s chairman, president and CEO. “Over the next several months, we will finalize our generation plan with steadfast consideration for customer bill impacts. To speculate on exactly what that will look like and the timing is premature, but it will likely include natural gas and renewable energy options, as well as our continued offering of energy efficiency programs to ensure customers are focused on using energy wisely. We would anticipate still having some reliance on coal-fired generation, albeit substantially less, which will in turn lower the carbon footprint of our generation portfolio.”

Vectren must comply with a slate of federal mandates over the next several years, the compliance costs of which have driven the IRP process to consider alternative fuel sources. Some of these regulations are:

•	Coal Combustion Residual (CCR): Provides guidelines on coal ash handling and disposal regulations around the use of ash ponds

•	Effluent Limitations Guideline (ELG): Includes more stringent limitations on wastewater discharges from coal-fired plants; this rule resulted from previous mandates related to air

Through the IRP stakeholder input process, Vectren communicated it would be required to spend roughly $250 million to comply with the CCR, ELG and other related rules, which spurred the consideration of other options due to the age of some of its coal-fired generation units.

“Over the next year, we will work to develop a transition plan that takes into strong consideration the economic impacts of each step, while evaluating possible modifications to current regulations that may be implemented under future administrations including those beyond the newly elected president,” continued Chapman. “Our plan will be focused on ensuring we have a reasonably priced, reliable generation portfolio as well as a diverse energy mix to alleviate the risks associated with choosing only one fuel source. Likewise, we will expect to incorporate more renewable energy resources, such as solar, as costs are expected to continue to decline in the coming years.”

The official IRP will be submitted to the IURC in December. The IURC will then respond to all of the state utilities that filed their IRPs this year, including Northern Indiana Public Service Co. (Nipsco) and Indianapolis Power & Light, by releasing a director’s report likely in the summer of 2017.

Vectren delivers electricity to approximately 144,000 customers in all or portions of Gibson, Dubois, Pike, Posey, Spencer, Vanderburgh and Warrick counties.

About Vectren
Vectren Corporation (NYSE: VVC) is an energy holding company headquartered in Evansville, Ind. Vectren’s energy delivery subsidiaries provide gas and/or electricity to more than 1 million customers in adjoining service territories that cover nearly two-thirds of Indiana and about 20 percent of Ohio, primarily in the west-central area. Vectren’s nonutility subsidiaries and affiliates currently offer energy-related products and services to customers throughout the U.S. These include infrastructure services and energy services. To learn more about Vectren, visit www.vectren.com.

About the Integrated Resource Planning (IRP)
The practice of conducting an IRP is a biennial process but will soon be moving to a three-year process. Vectren’s IRP takes into consideration the public’s interest and is formed with respect to federal and state energy and environmental policy, both of which are rapidly changing for utilities. The utility conducted three public meetings during the course of 2016, taking input from many key stakeholders. Learn more at www.vectren.com/irp.